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Exhibit 3.(i)

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
SCIENTIFIC GAMES CORPORATION

        Scientific Games Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Company a resolution was adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Company, declaring said amendment to be advisable and calling a meeting of the stockholders of the Company for consideration thereof. The resolution setting forth the proposed amendment is as follows:

  RESOLVED, that it would be advisable to increase the aggregate number of authorized shares of capital stock of the Company from 102,000,000 (2,000,000 shares of Preferred Stock and 100,000,000 shares of Common Stock) to 202,000,000 (2,000,000 shares of Preferred Stock and 200,000,000 shares of Common Stock) and, accordingly, to amend the first paragraph of Article FOURTH of the Company's Restated Certificate of Incorporation to read in its entirety as follows:

    FOURTH: The total number of shares of all stock which the Corporation shall have authority to issue is 202,000,000 shares, consisting of: (i) 199,300,000 shares of Class A Common Stock, par value $.01 per share (herein called the "Class A Common Stock"); (ii) 700,000 shares of Class B Nonvoting Common Stock, par value $.01 per share (herein called the "Class B Common Stock"); and (iii) 2,000,000 shares, $1.00 par value, as designated Preferred Stock. All cross references in each subdivision of this ARTICLE FOURTH refer to other paragraphs in such subdivision unless otherwise indicated.

  and that such amendment be, and it hereby is, in all respects approved and adopted by the Board of Directors of the Company.

SECOND: That a meeting of stockholders of the Company was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting a majority of the outstanding stock of the Company entitled to vote thereon was voted in favor of the amendments.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Martin E. Schloss, VP, General Counsel and Secretary of the Company, this 24th day of September, 2002.

By:	/s/ MARTIN E. SCHLOSS Martin E. Schloss VP, General Counsel & Secretary

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  Exhibit 3.(i)
CERTIFICATE OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION OF SCIENTIFIC GAMES CORPORATION